Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Safe Pro Group, Inc. of our report dated April 17, 2024 on the consolidated financial statements of Safe Pro Group, Inc., at December 31, 2023 and 2022 and for each of the two years in the period ended December 31, 2023.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

September 18, 2024